[Muldoon, Murphy & Faucette]


                                                               June 20, 1997


Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, SLA.
568 Broadway
Bayonne, New Jersey 07002

To the Members of the Board of Directors:

     You have requested an opinion regarding certain federal income tax issues related to the proposed reorganization of Bayonne Bankshares, M.H.C. (the Mutual Holding Company) into the stock form of organization (the Merger or the Reorganization) by creating Bayonne Bancshares, Inc. (the Company) pursuant to the Amended Plan of Conversion of Bayonne Bankshares, M.H.C. and Agreement and Plan of Reorganization between Bayonne Bancshares, Inc. and First Savings Bank of New Jersey, SLA, (the Bank) adopted on December 19, 1996 and amended on February 20, and May 15, 1997 (the Plan of Reorganization).

     You have requested an opinion relating to certain specified conditions in the tax opinion of KPMG Peat Marwick, LLP dated May 30, 1997 (the Peat Marwick opinion). The Peat Marwick opinion is conditioned upon: (i) the Merger qualifying as a statutory merger, and (ii) the Bank holding substantially all of the assets of the Mutual Holding Company and Interim B following the Reorganization.

     This opinion is provided solely with respect to the federal income tax issues discussed herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. This letter does not address reorganization status issues which are the subject of the Peat Marwick opinion other than as specified herein. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Plan of Reorganization. Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Reorganization as well as all the information and Representations referred to in the Peat Marwick opinion. Any change in the transaction could cause us to modify our opinion.

     Opinion (1) of the Peat Marwick opinion states that "[p]rovided that the merger of the Mutual Holding Company with and into the Bank qualifies as a statutory merger under applicable law, and that after the reorganization the Bank will hold substantially all of the assets of the Mutual Holding Company, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) [of the Internal Revenue Code of 1986, as amended]." Opinion (3) of the


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Peat Marwick opinion states that "[p]rovided that the merger of Interim B with and into the Bank qualifies as a statutory merger under applicable law, and that after the reorganization the Bank will hold substantially all of the assets of
Interim B........the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A)."

     The first issue raised by condition (i) is the question of applicable law.
Section 368)(a)(1)(A) of the Internal Revenue Code of 1986, as amended (Code)
defines an (A) reorganization as "a statutory merger or consolidation;...."
Treas. Reg. ss.1.368-2 states that in order to qualify as a reorganization under section 368(a)(1)(A) the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state or territory,.....

     The parties to the Merger are incorporated under, and regulated by, Federal regulations [in the case of Mutual Holding Company, Interim A and Interim B] and New Jersey statute and regulations [in the case of the Bank]. Under ss.552.13 of the regulations of the Office of Thrift Supervision (OTS), a federal stock association may combine with any depository institution, provided that the combination receives all approvals required under the applicable statutes. OTS approvals for the Mergers will be received by the Effective Date. The Deputy Commissioner for the Department of Banking and Insurance for the State of New Jersey has issued a Commissioner's Decision and Order, dated June 12, 1997, stating that "...the statutory criteria [under New Jersey law] for the proposed mergers, as detailed in the Plan,......have been met." This Order is subject to conditions which will be met by the Effective Date.

     Condition (ii) to the Peat Marwick letter will be satisfied under the Plan of Reorganization at the Effective Date when, in both the Mutual Holding Company Merger and the merger of Interim B with and into the Bank, the Bank shall be the Surviving Corporation and shall, under the terms of the Plan of Reorganization, succeed to all the assets and liabilities of both the Mutual Holding Company and Interim B. Transfer of all assets and liabilities will occur on the Effective Date.

                                    OPINION

     Based upon the above, and subject to the limitation referenced herein, it is our opinion that, on the Effective Date, the prerequisite conditions for the Merger set out in the Peat Marwick opinion in opinions (1) and (3) will be satisfied by receipt of OTS approval as well as by transfers which will occur on the Effective Date. Therefore, under the Plan of Reorganization, on the Effective Date, it is our opinion that the Merger will constitute a statutory merger under applicable law. Additionally, we can confirm that, on the Effective Date, as a result of the transfer of the assets of the Mutual Holding Company and the assets of Interim B to the Bank, the Bank will hold substantially all of the assets of the Mutual Holding Company and of Interim B.


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                                    CONSENT

     We consent to the inclusion of this opinion as an exhibit to the OTS Form AC of Bayonne Bankshares, M.H.C. and the SEC Form S-1 Registration Statement of Bayonne Bancshares, Inc. and to the references to and summary of this opinion in such Form AC and Form S-1 Registration Statement.



                                        Sincerely,


                                        /s/ MULDOON, MURPHY & FAUCETTE
                                        ------------------------------
                                            Muldoon, Murphy & Faucette